DENNY’S CORPORATION REPORTS RESULTS FOR FIRST QUARTER 2014

- Domestic System-Wide Same-Store Sales Increases 1.8% with Company Same-Store Sales Growing 3.2% -
- Completed 16 Heritage Remodels at Company Restaurants -
- Repurchased 1.4 Million Shares -

SPARTANBURG, S.C., April 28, 2014 - Denny’s Corporation (NASDAQ: DENN), franchisor and operator of one of America's largest franchised full-service restaurant chains, today reported results for its first quarter ended March 26, 2014.

First Quarter Summary

•	Domestic system-wide same-store sales increased 1.8%, comprised of a 3.2% increase at company restaurants and 1.5% increase at domestic franchised restaurants.

•	Completed 47 remodels at company and franchise restaurants, including 29 Heritage remodels.

•	Opened four franchised restaurants, including one international location.

•	Adjusted EBITDA* of $16.4 million, or 14.6% of total operating revenue, includes the impact from the temporary closure of the highest volume company operated restaurant.

•	Net Income was $6.4 million, or $0.07 per diluted share, compared with prior year quarter Net Income of $7.1 million, or $0.07 per diluted share.

•	Generated $6.7 million of Free Cash Flow* net of remodel investments at company restaurants.

•	Repurchased 1.4 million shares for $9.1 million with 7.9 million authorized shares remaining.

*	Please refer to the historical reconciliation of Net Income to Adjusted EBITDA and Free Cash Flow included in the following tables.

John Miller, President and Chief Executive Officer, stated, “We are pleased to start the year with another quarter of system-wide same-store sales growth highlighted by our strongest quarter of same-store sales at company restaurants in over seven years. Our newly launched Heritage remodel program helped our company restaurants achieve positive same-store guest traffic. We continue to strengthen our position as a leader in our segment, as we make improvements in our food, service and atmosphere to evolve the business to meet the expectations of our guests. The success of our America’s Diner revitalization is resonating with our guests and our franchisees, who continue to be energized and excited about the future at Denny’s.”

First Quarter Results

Denny’s total operating revenue, including company restaurant sales and franchise and license revenue, was $111.9 million resulting from a reduction in both company restaurant sales and franchise and license revenue. Franchise and license revenue was $32.6 million compared with $33.5 million due to a decrease in occupancy revenue, partially offset by an increase in royalty revenue from ten additional equivalent franchised restaurants. Company restaurant sales were $79.3 million compared with $81.0 million due to five fewer equivalent company restaurants. The decrease in equivalent company restaurants reflects the impact of the previously announced temporary closure of the highest volume restaurant located in Las Vegas, temporary closures for remodeling restaurants and the permanent closure of a restaurant in Honolulu. The decrease in company restaurant sales was partially offset by a 3.2% increase in same-store sales during the quarter.
Denny’s opened four franchised restaurants in the first quarter of this year and closed eight system restaurants (six franchised and two company) bringing the total restaurant count to 1,696, comprised of 161 company restaurants and 1,535 franchised restaurants.
Franchise operating margin was $21.9 million, or 67.2% of franchise and license revenue, an increase of 1.3 percentage points. This increase was due to both the increase in royalties and the decrease in occupancy dollar margin. Company restaurant operating margin was $9.1 million, or 11.5% of company restaurant sales. The decrease in company margin included a $0.7 million, or 0.6 percentage point, decrease due to the previously mentioned temporary restaurant closure. Excluding this impact, the decrease was primarily driven by increases in payroll and benefits costs and higher utilities and repair and maintenance expenses. Payroll and benefits costs, as a percentage of company restaurant sales, was 41.7% primarily due to a 1.4 percentage point increase in workers' compensation costs, increased group insurance and higher incentive compensation costs.

Total general and administrative expenses of $14.1 million were $1.0 million lower in the current year quarter. Depreciation and amortization expense of $5.2 million was flat to the prior year. Net operating gains, losses and other charges, which include restructuring charges, exit costs, impairment charges and gains or losses on the sale of assets, increased $0.3 million in the quarter. Interest expense improved $0.5 million to $2.3 million as a result of an $11.4 million reduction in total debt over the last 12 months and lower interest rates under the Company’s refinanced credit facility. In the first quarter, the provision for income taxes was $2.6 million, reflecting an effective tax rate of 28.9%. Due to the use of net operating loss and tax credit carryforwards, the Company paid $0.8 million in cash taxes during the first quarter.

Denny's first quarter net income was $6.4 million, or $0.07 per diluted share, compared to prior year quarter net income of $7.1 million, or $0.07 per diluted share. Denny’s generated $6.7 million of Free Cash Flow* in the first quarter, after spending $6.9 million on capital expenditures, primarily to remodel 16 company restaurants. During the quarter, the Company repurchased 1.4 million shares for $9.1 million. As of March 26, 2014, the Company has repurchased 17.1 million shares since initiating its share repurchase strategy in November 2010. At the end of the first quarter, the Company had 7.9 million authorized shares remaining to be purchased. Denny’s ended the first quarter with $174.7 million of total debt outstanding, including $98.3 million of borrowings under the revolving line of credit and $57.0 million of term loan debt outstanding.

Business Outlook

Mark Wolfinger, Executive Vice President, Chief Administrative Officer and Chief Financial Officer, commented, “We generated solid profitability and Free Cash Flow* while making investments in our Heritage remodel program through our company restaurants. We continue to demonstrate that our franchise-focused business provides financial stability and flexibility while enabling us to generate earnings growth and significant Free Cash Flow*. Returning value to our shareholders remains a very important part of our strategic plan as evidenced by the 1.4 million shares repurchased in the first quarter of this year.”

As a reminder, key considerations impacting the Company’s outlook for 2014 include:

•	2014 will include 53 operating weeks (14 in the fourth quarter) compared to 52 operating weeks in 2013.

•
The highest volume company operated restaurant located on the Las Vegas Strip is closed for reconstruction and expected to reopen in early 2015. In 2013, this restaurant generated $7.9 million of sales and $2.9 million of pre-tax operating income. The new retail development will include a completely rebuilt Denny’s restaurant, funded by the landlord, where Denny's will have a new long-term lease.

Based on year-to-date results and management’s expectations at this time, Denny’s is reiterating the Company's financial guidance for full year 2014, with the exception of an increase in its estimates for company same-store sales.

•	Company same-store sales growth between 2% and 3% and domestic franchised same-store sales growth between 1% and 2%.

•	New restaurant openings between 45 and 50 franchised restaurants with net restaurant growth between 5 and 15 restaurants.

•	Total G&A expenses, including share-based compensation, between $57 million and $59 million.

•	Adjusted EBITDA* between $77 million and $79 million.

•	Cash capital expenditures between $20 million and $22 million, including approximately 40 Heritage remodels at company restaurants.

•	Depreciation and amortization expense between $20.5 million and $21.5 million.

•	Net interest expense between $9.0 million and $9.5 million.

•	Effective income tax rate between 34% and 38%.

•	Free Cash Flow* between $44 million and $47 million.

*	Please refer to the historical reconciliation of Net Income to Adjusted EBITDA and Free Cash Flow included in the following tables.

Conference Call and Webcast Information

Denny’s will provide further commentary on the results for the first quarter ended March 26, 2014 on its quarterly investor conference call today, Monday, April 28, 2014 at 4:30 p.m. ET.  Interested parties are invited to listen to a live broadcast of the conference call accessible through the investor relations section of Denny’s website at investor.dennys.com. A replay of the call may be accessed at the same location later in the day and will remain available for 30 days.

About Denny’s

Denny's is the franchisor and operator of one of America's largest franchised full-service restaurant chains, based on the number of restaurants. Denny’s currently has 1,696 franchised, licensed, and company restaurants around the world with combined sales of $2.5 billion including 1,594 restaurants in the United States and 102 restaurants in Canada, Costa Rica, Mexico, Honduras, Guam, Curaçao, Puerto Rico, Dominican Republic, El Salvador, Chile and New Zealand. As of March 26, 2014, 1,535 of Denny’s restaurants were franchised and 161 restaurants were company operated. For further information on Denny's, including news releases, links to SEC filings and other financial information, please visit the Denny's investor relations website at investor.dennys.com.

The Company urges caution in considering its current trends and any outlook on earnings disclosed in this press release.  In addition, certain matters discussed in this release may constitute forward-looking statements.  These forward-looking statements, which reflect its best judgment based on factors currently known, are intended to speak only as of the date such statements are made and involve risks, uncertainties, and other factors that may cause the actual performance of Denny’s Corporation, its subsidiaries and underlying restaurants to be materially different from the performance indicated or implied by such statements.  Words such as “expects”, “anticipates”, “believes”, “intends”, “plans”, “hopes”, and variations of such words and similar expressions are intended to identify such forward-looking statements.  Except as may be required by law, the Company expressly disclaims any obligation to update these forward-looking statements to reflect events or circumstances after the date of this release or to reflect the occurrence of unanticipated events.  Factors that could cause actual performance to differ materially from the performance indicated by these forward-looking statements include, among others:  the competitive pressures from within the restaurant industry; the level of success of the Company’s strategic and operating initiatives; advertising and promotional efforts; adverse publicity; changes in business strategy or development plans; terms and availability of capital; regional weather conditions; overall changes in the general economy, particularly at the retail level; political environment (including acts of war and terrorism); and other factors from time to time set forth in the Company’s SEC reports and other filings, including but not limited to the discussion in Management’s Discussion and Analysis and the risks identified in Item 1A. Risk Factors contained in the Company’s Annual Report on Form 10-K for the year ended December 25, 2013 (and in the Company’s subsequent quarterly reports on Form 10-Q).

Investor Contact:	Whit Kincaid
877-784-7167

Media Contact:	Liz DiTrapano, ICR
646-277-1226

DENNY’S CORPORATION
Condensed Consolidated Balance Sheets
(Unaudited)

(In thousands)	3/26/2014	12/25/2013
Assets
Current assets
Cash and cash equivalents	$1,414	$2,943
Receivables	14,216	17,321
Current deferred tax asset	22,336	23,264
Other current assets	8,856	10,298
Total current assets	46,822	53,826
Property, net	106,480	105,620
Goodwill	31,451	31,451
Intangible assets, net	47,516	47,925
Noncurrent deferred tax asset	27,193	28,290
Other noncurrent assets	28,269	28,665
Total assets	$287,731	$295,777

Liabilities
Current liabilities
Current maturities of long-term debt	$3,000	$3,000
Current maturities of capital lease obligations	4,234	4,150
Accounts payable	15,817	14,237
Other current liabilities	46,708	52,698
Total current liabilities	69,759	74,085
Long-term liabilities
Long-term debt, less current maturities	152,250	150,000
Capital lease obligations, less current maturities	15,248	15,923
Other	44,732	47,338
Total long-term liabilities	212,230	213,261
Total liabilities	281,989	287,346

Shareholders' equity
Common stock	1,052	1,050
Paid-in capital	567,688	567,505
Deficit	(464,515)	(470,946)
Accumulated other comprehensive loss, net of tax	(17,050)	(16,842)
Treasury stock	(81,433)	(72,336)
Total shareholders' equity	5,742	8,431
Total liabilities and shareholders' equity	$287,731	$295,777

Debt Balances
(In thousands)	3/26/2014	12/25/2013
Credit facility term loan and revolver due 2018	$155,250	$153,000
Capital leases	19,482	20,073
Total debt	$174,732	$173,073

DENNY’S CORPORATION
Condensed Consolidated Statements of Comprehensive Income
(Unaudited)

	Quarter Ended
(In thousands, except per share amounts)	3/26/2014	3/27/2013
Revenue:
Company restaurant sales	$79,304	$81,030
Franchise and license revenue	32,616	33,460
Total operating revenue	111,920	114,490
Costs of company restaurant sales	70,175	69,120
Costs of franchise and license revenue	10,697	11,402
General and administrative expenses	14,116	15,159
Depreciation and amortization	5,238	5,224
Operating (gains), losses and other charges, net	422	134
Total operating costs and expenses, net	100,648	101,039
Operating income	11,272	13,451
Interest expense, net	2,322	2,800
Other nonoperating (income) expense, net	(100)	1
Net income before income taxes	9,050	10,650
Provision for income taxes	2,619	3,569
Net income	$6,431	$7,081

Basic net income per share	$0.07	$0.08
Diluted net income per share	$0.07	$0.07

Basic weighted average shares outstanding	88,803	92,350
Diluted weighted average shares outstanding	90,816	94,461

Comprehensive income	$6,223	$7,335

General and Administrative Expenses	Quarter Ended
(In thousands)	3/26/2014	3/27/2013
Share-based compensation	$1,164	$1,175
Other general and administrative expenses	12,952	13,984
Total general and administrative expenses	$14,116	$15,159

DENNY’S CORPORATION
Income, EBITDA, Free Cash Flow, and Net Income Reconciliations
(Unaudited)

Income, EBITDA and Free Cash Flow Reconciliation	Quarter Ended
(In thousands)	3/26/2014	3/27/2013
Net income	$6,431	$7,081
Provision for income taxes	2,619	3,569
Operating (gains), losses and other charges, net	422	134
Other nonoperating (income) expense, net	(100)	1
Share-based compensation	1,164	1,175
Adjusted Income Before Taxes (1)	$10,536	$11,960

Interest expense, net	2,322	2,800
Depreciation and amortization	5,238	5,224
Cash payments for restructuring charges and exit costs	(631)	(672)
Cash payments for share-based compensation	(1,083)	(890)
Adjusted EBITDA (1)	$16,382	$18,422

Cash interest expense, net	(2,052)	(2,485)
Cash paid for income taxes, net	(820)	(343)
Cash paid for capital expenditures	(6,857)	(3,006)
Free Cash Flow (1)	$6,653	$12,588

(1)
The Company believes that, in addition to other financial measures, Adjusted Income Before Taxes, Adjusted EBITDA and Free Cash Flow are appropriate indicators to assist in the evaluation of its operating performance on a period-to-period basis. The Company also uses Adjusted Income, Adjusted EBITDA and Free Cash Flow internally as performance measures for planning purposes, including the preparation of annual operating budgets, and for compensation purposes, including bonuses for certain employees. Adjusted EBITDA is also used to evaluate its ability to service debt because the excluded charges do not have an impact on its prospective debt servicing capability and these adjustments are contemplated in its credit facility for the computation of its debt covenant ratios. Free Cash Flow, defined as Adjusted EBITDA less cash portion of interest expense net of interest income, capital expenditures, and cash taxes, is used to evaluate operating effectiveness and decisions regarding the allocation of resources. However, Adjusted Income, Adjusted EBITDA and Free Cash Flow should be considered as a supplement to, not a substitute for, operating income, net income or other financial performance measures prepared in accordance with U.S. generally accepted accounting principles.

DENNY’S CORPORATION
Operating Margins
(Unaudited)

	Quarter Ended
(In thousands)	3/26/2014		3/27/2013
Company restaurant operations: (1)
Company restaurant sales	$79,304	100.0%	$81,030	100.0%
Costs of company restaurant sales:
Product costs	20,583	26.0%	21,146	26.1%
Payroll and benefits	33,099	41.7%	31,546	38.9%
Occupancy	5,128	6.5%	5,228	6.5%
Other operating costs:
Utilities	3,331	4.2%	3,127	3.9%
Repairs and maintenance	1,459	1.8%	1,349	1.7%
Marketing	3,007	3.8%	3,016	3.7%
Legal settlements	54	0.1%	276	0.3%
Other	3,514	4.4%	3,432	4.2%
Total costs of company restaurant sales	$70,175	88.5%	$69,120	85.3%
Company restaurant operating margin (2)	$9,129	11.5%	$11,910	14.7%

Franchise operations: (3)
Franchise and license revenue:
Royalties	$21,481	65.9%	$21,027	62.9%
Initial fees	117	0.3%	280	0.8%
Occupancy revenue	11,018	33.8%	12,153	36.3%
Total franchise and license revenue	$32,616	100.0%	$33,460	100.0%

Costs of franchise and license revenue:
Occupancy costs	$8,268	25.4%	$8,853	26.5%
Other direct costs	2,429	7.4%	2,549	7.6%
Total costs of franchise and license revenue	$10,697	32.8%	$11,402	34.1%
Franchise operating margin (2)	$21,919	67.2%	$22,058	65.9%

Total operating revenue (4)	$111,920	100.0%	$114,490	100.0%
Total costs of operating revenue (4)	80,872	72.3%	80,522	70.3%
Total operating margin (4)(2)	$31,048	27.7%	$33,968	29.7%

Other operating expenses: (4)(2)
General and administrative expenses	$14,116	12.6%	$15,159	13.2%
Depreciation and amortization	5,238	4.7%	5,224	4.6%
Operating gains, losses and other charges, net	422	0.4%	134	0.1%
Total other operating expenses	$19,776	17.7%	$20,517	17.9%

Operating income (4)	$11,272	10.1%	$13,451	11.7%

(1)	As a percentage of company restaurant sales
(2)
Other operating expenses such as general and administrative expenses and depreciation and amortization relate to both company and franchise operations and are not allocated to costs of company restaurant sales and costs of franchise and license revenue. As such, operating margin is considered a non-GAAP financial measure. Operating margins should be considered as a supplement to, not as a substitute for, operating income, net income or other financial measures prepared in accordance with U.S. generally accepted accounting principles.

(3)	As a percentage of franchise and license revenue
(4)	As a percentage of total operating revenue

DENNY’S CORPORATION
Statistical Data
(Unaudited)

Same-Store Sales	Quarter Ended
(increase vs. prior year)	3/26/2014	3/27/2013
Company Restaurants	3.2%	(1.5)%
Domestic Franchised Restaurants	1.5%	(0.5)%
Domestic System-wide Restaurants	1.8%	(0.6)%
System-wide Restaurants	1.4%	(0.6)%

Average Unit Sales	Quarter Ended
(In thousands)	3/26/2014	3/27/2013
Company Restaurants	$498	$494
Franchised Restaurants	$356	$349

		Franchised
Restaurant Unit Activity	Company	& Licensed	Total
Ending Units 12/25/13	163	1,537	1,700
Units Opened	0	4	4
Units Closed	(2)	(6)	(8)
Net Change	(2)	(2)	(4)
Ending Units 3/26/14	161	1,535	1,696

Equivalent Units
Year-to-Date 2014	159	1,536	1,695
Year-to-Date 2013	164	1,526	1,690
	(5)	10	5